CONTACT:

Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES FOURTH QUARTER 2005 RESULTS

MENLO PARK, Calif., (March 8, 2006) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the fourth quarter and the full year ended December 31, 2005.

For the fourth quarter of 2005, Corcept reported a net loss of $5.2 million, or $0.23 per share, compared to a net loss of $5.3 million, or $0.24 per share, for the fourth quarter of 2004. For the full year 2005, the company reported a net loss of $20.1 million, or $0.89 per share. This compares to a net loss of $15.5 million, or $0.84 per share, for the full year 2004.

As of December 31, 2005, Corcept had cash, cash equivalents and marketable securities of $29.6 million. The total cash used in the company’s operating activities for the fourth quarter and full year 2005 was $3.8 million and $17.2 million, respectively.

Total operating expenses were $5.5 million for the fourth quarter of 2005, unchanged from the same period in 2004. In the fourth quarter of 2005, research and development expenses increased to $4.5 million from $4.3 million in the fourth quarter of 2004. This increase in research and development expenses over the prior year period was primarily related to increased activity in the clinical development of CORLUX® for the treatment of the psychotic features of psychotic major depression, or PMD.

General and administrative expenses decreased to $1.0 million for the fourth quarter of 2005, from $1.2 million for the same period in 2004, primarily due to decreases in stock-based and cash compensation.

Highlights for 2005 and early 2006 include:

PMD program

•	The Company’s Phase III studies continued enrollment during the year. We are updating our guidance and anticipate reporting initial results from the Corcept 07 and Corcept 09 trials in the third quarter of 2006 and from the Corcept 06 trial in the fourth quarter of 2006. Our previous guidance was to anticipate the reporting of these results in the first half of 2006 for Corcept 07 and in the second half of 2006 for Corcept 09 and 06.

Intellectual property

•	In February 2006, we announced that the European Patent Office (EPO) allowed the Company’s patent covering the use of GR-II antagonists to treat the psychotic features of PMD. This allowance followed our 2005 rebuttal to an observation filed with the EPO by Akzo Nobel in 2004 challenging the claims of our patent application. This patent is exclusively licensed to the Company by Stanford University.

•	In November 2005, a U.S. patent was issued to the company for the use of GR-II antagonists for the prevention and treatment of stress disorders.

Prevention of antipsychotic medication-induced weight gain

•	In May 2005, we announced results from two preclinical studies conducted in a rat model of olanzapine-induced weight gain. These studies demonstrated that CORLUX has the potential both to reduce the weight gain associated with olanzapine and to prevent the weight gain associated with the initiation of treatment with olanzapine.

•	In October 2005, we announced an agreement with Eli Lilly and Company (Lilly) in which Lilly agreed to fund Corcept’s proof-of-concept clinical study evaluating the ability of CORLUX to mitigate weight gain associated with the use of olanzapine in healthy male volunteers. We began enrolling subjects in this study in February 2006. Results are expected to be announced in the third quarter of 2006.

Alzheimer’s disease proof-of-concept trial

•	We closed enrollment in our Phase II clinical study to evaluate CORLUX in patients with mild-to-moderate Alzheimer’s disease. The study had enrolled 80 of the originally planned 160 patients. We expect to report the results of this trial later this month.

Commenting on Corcept’s financial guidance for 2006, Fred Kurland, Corcept’s Chief Financial Officer, stated, “Based on the timeline of our clinical development program, we expect that net cash used in 2006 will be between $20 million and $25 million.”

Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer further stated, “We believe that our cash and marketable securities will enable us to complete, as currently planned, the clinical development of our lead product candidate, CORLUX, for the treatment of the psychotic features of PMD.”

About Psychotic Major Depression
PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated
Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases.  Corcept’s lead product, CORLUX, is currently in Phase III clinical trials for the treatment of the psychotic features of psychotic major depression.  The drug is administered orally to PMD patients once per day for seven days.  CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD.  The Company is also conducting a proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our clinical and preclinical development programs, the expected timing of results of our clinical trials, our spending pace, and our expected financial results. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurances with respect to the regulatory process or regulatory approvals; there can be no assurances with respect to whether our issued patents will be successfully challenged, there can be no assurances with respect to commercial success; and financial projections may not be accurate; there can be no assurances that the proof of concept study will be completed, that the study will be successful, or that Corcept will decide to pursue further activities with respect to weight gain associated with olanzapine or other antipsychotic medications. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)	(Note)
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$29,080	$37,401
Other current assets	425	838

Total current assets	29,505	38,239
Long-term investments	539	9,486
Other assets	112	47

Total assets	$30,156	$47,772

LIABILITIES AND STOCKHOLDER’S EQUITY:

Current liabilities:
Accounts payable	$549	$550
Other current liabilities	2,972	1,274

Total current liabilities	3,521	1,824
Capital lease obligation, long-term portion	42	—

Total liabilities:	3,563	1,824
Total stockholders’ equity	26,593	45,948

Total liabilities and stockholders’ equity	$30,156	$47,772

Note: Derived from audited financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

			Year
	For the Three Months Ended		Ended
	December 31,		December 31,
	2005	2004	2005		2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
OPERATING EXPENSES:
Research and development*	$4,514	$4,307		$17,074	$11,551
General and administrative*	991	1,216	4,084		4,494

Total operating expenses	5,505	5,523	21,158		16,045
Interest and other income, net	275	233	1,117		578
Non-operating expense	(17)	(21)	(52)		(68)

Net loss	$(5,247)	$(5,311)	$(20,093)		$(15,535)

Basic and diluted net loss per share	$(0.23)	$(0.24)	$(0.89)		$(0.84)

Shares used in computing basic and diluted net loss per share	22,640	22,556	22,608		18,440

*Includes non-cash stock-based compensation of the following:

Research and development	$41	$84	$(26)		$202
General and administrative	153	290	799		1,475

Total non-cash stock-based compensation	$194	$374	$773		$1,677